Exhibit 99.1

NEWS RELEASE

Ocean Power Technologies and Saab Seaeye Announce a Joint Development and Marketing Agreement

Ocean Power for Resident Robotics Creates Unique Business Development Platform for

Customers Seeking AUV and ROV Charging and Communications Systems

MONROE TOWNSHIP, N.J., January 31, 2019 (GLOBE NEWSWIRE) — Ocean Power Technologies, Inc. (NASDAQ: OPTT), a leader in innovative ocean energy solutions, and Saab Seaeye Ltd, the world’s largest manufacturer of electric underwater robotic systems, today announced a non-exclusive agreement to pursue mutual opportunities through joint system solution development and marketing. The agreement anticipates a preliminary focus on autonomous underwater vehicle (AUV) and remotely operated underwater vehicle (ROV) charging and communications systems.

“We see a strong potential in this cooperation, where Saab Seaeye’s market-leading underwater solutions become even more capable by the addition of OPT charging solutions for resident vehicle systems,” said Matt Bates, Head of Marketing & Sales at Saab Seaeye. “Collaborating with OPT, a leader in innovative ocean energy solutions, we are able to combine our individual knowledge to strengthen our position in the market.”

George Kirby, OPT President and Chief Executive Officer stated: “This agreement with Saab Seaeye is another critical step in further establishing our role as a key partner and supplier to the defense and oil and gas industries. We believe OPT’s PB3 PowerBuoy®, coupled with Saab’s technologies, creates the premier unmanned system, providing remote charging capabilities for both autonomous and remotely operated vehicles. We believe the combined OPT and Saab system can revolutionize offshore subsea operations by allowing the vehicles to recharge on the sea floor and thus remain in the water longer and reduce the reliance on support from manned vessels. The unmanned system can increase the range of the vehicle, increase operational weather windows for the operators, while improving safety for the crew.”

“OPT’s PowerBuoy® system will also meet two key customer needs: providing a cost-effective power and communications solution with the ability to increase the customers operating range away from land or existing platforms, while acting as an unmanned platform which improves and maintains the highest levels of safety and reliability. According to a Markets and Research report, the AUV/UUV market generated $2.6 billion in 2016. This partnership with Saab further demonstrates the market’s demand for our combined solution within a massive and growing marketplace.

“We believe that agreements such as these provide stakeholders with a view towards what we are looking to accomplish over the long-term for OPT: providing disruptive technology in massive, long-established markets, enabling us to become an authority to these industries with the potential for future partnership and greater financial opportunities,” concluded Mr. Kirby.

In November 2018, OPT successfully deployed its PB3 PowerBuoy® in the Adriatic Sea to advance Eni’s research and development of proprietary integrated subsea technology systems to allow future applications for remotely controlled field developments powered by wave energy, environmental monitoring and offshore asset inspection using autonomous underwater vehicles (AUVs). The PowerBuoy® will be used to demonstrate subsea battery charging, which eventually may be used to provide a standalone charging station and communications platform that would enable the long-term remote operation of AUVs.

OPT’s PowerBuoy® is a reliable and persistent power and communications platform for remote offshore applications such as autonomous vehicle charging, weather and ocean data collection, providing power to subsea equipment, and surveillance and monitoring of offshore operations both above and below the sea surface. The PB3 PowerBuoy® supports a suite of mission critical payloads, lowering our customer’s operational costs and enabling real-time data transfer and real-time decision making.

About Saab Seaeye

Saab Seaeye is the world’s largest manufacturer of electric underwater robotic systems. Founded in 1986, Saab Seaeye’s elite technological environment continues to inspire pioneering technology that leads the industry with innovative solutions trusted to perform complex tasks in the most hostile environments on the planet. In a future that is electric, Saab Seaeye lead with cutting edge developments that will continue to expand the potential for electric underwater robotic systems where advances in intelligent control and miniaturization are already creating systems that are smaller, smarter, lighter, more agile and more powerful. To learn more, visit http://www.saabseaeye.com/solutions/underwater-vehicles

About Ocean Power Technologies

Ocean Power Technologies is transforming offshore energy through innovative, cost-effective, and durable ocean energy solutions. The PB3 PowerBuoy® uses ocean waves to provide clean and reliable electric power and real-time data communications for remote offshore applications in markets such as: oil and gas, defense and security, science and research, and communications. OPT is headquartered in Monroe Township, New Jersey. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

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Investor Relations Contact:

Michael Porter, President

Porter, LeVay & Rose

Email: ocean@plrinvest.com

Phone: 212-564-4700